LETTER AGREEMENT

Gentlemen:

            Letter Agreement (“Letter”) dated  July 20, 2009, by and among Joseph Dresner, Milton Dresner ("Beneficiaries"), New Media Lottery Services, Inc., a Delaware corporation (the "Company"), New Media Lottery Services plc, an Irish corporation (“NM-PLC”), New Media Lottery (International) Services Ltd., an Irish corporation (“NMLS-LTD” and collectively, with NM-US and NM-PLC, the "Group") and Trafalgar Capital Specialized Investment Fund-FIS, on behalf if itself and its affiliates ("Trafalgar").

Whereas, the Group is indebted to the Beneficiaries in the amount of (a) US$6,122,303 of principal, which includes (i) the amounts due to them under a series of promissory notes made by the Group, as identified on Schedule A, which Notes represent the only debt owed by the Company to the Beneficiaries (the "Notes"), (ii) the amount of principal paid by them on behalf of the Group to Comerica Bank under certain promissory notes dated June 1, 2008 in the aggregate amount of $2.1 million (the "Comerica Loans") and (iii) the amount of principal assumed by them under a promissory note made by the Group in favor of Comerica Bank in the amount of $1.9 million dated February 20, 2009 (the "Comerica Note")(together, the “Dresner Debt”), and (b) US$233,697 of accrued interest on all such debt ("Interest");

Whereas, the Beneficiaries are willing to (i) convert the principal amount of the Dresner Debt and the Comerica Loans into shares of the Company's common stock, (ii) forgive all Interest and (iii) are willing to assume sole and primary liability for the amounts due under the Comerica Note and relieve the Company from any liability thereunder.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Beneficiaries hereby cancel and forever forgive, discharge and release the Group from any and all obligations of the Group to pay Interest .

2.
The Beneficiaries will use all commercially reasonable efforts to cause Comerica Bank to discharge and release the Group from any liability under the Comerica Note and to assume personal liability for all of the Group's repayment and other obligations thereunder.  In the event that within thirty days from the date hereof, Comerica Bank does not agree to relieve the members of the Group from liability under the debt instruments, the Beneficiaries will repay all amounts due thereunder.

3.
Upon the execution hereof, the Beneficiaries shall (a) authorize the Group to convert the Dresner Debt into shares of the Company's common stock ("Common Stock") and (b) assume all liability under the Comerica Note and convert the principal amount thereof into shares of Common Stock.  In consideration of the benefits conferred upon the Company as a result of the actions taken by the Beneficiaries in (a) and (b), above, the Company shall issue the Beneficiaries an aggregate of 9,005,700 shares of Common Stock. Specifically, Milton Dresner shall convert $3,230,133 of debt into 4,502,850 shares of Common Stock, at a price of $0.71735 per share, and Joseph Dresner shall convert $2,882,500 of debt into 4,502,850 shares of Common Stock at a price of $0.64015 per share.

4.
No member of the Group will issue any shares of common stock, other than in connection with a capital raising transaction, without first obtaining the written approval of the Beneficiaries.  To the extent that any member of the Group issues any additional shares of common stock, other than in connection with a capital raising transaction, the Beneficiaries shall be entitled to customary anti-dilution protection as to such issuances for a period of 1 year. The group agrees that issuance of additional shares to management requires written approval of the Beneficiaries.

5.	The Beneficiaries shall resign from the Board of Directors of the Group upon the execution hereof.

6.
Trafalgar hereby agrees to make available to the Company a US$1,000,000 credit facility for a period of one year from the date hereof. The first draw down to be in the amount of $300,000, which along with  this side Letter by the Beneficiaries and Milton Dresners board resignation shall remain in escrow and close simultaneously.  Subsequent draw downs against the credit facility shall be made at the approval of Trafalgar, in its sole discretion, upon receipt of written request for funds by the Company.

7.
During the one-year period after the date hereof, Trafalgar shall not (i) issue any shares of the common stock to itself for any purposes, (ii) convert any outstanding debt owed to it into securities of any member of the Group or exercise any securities or (iii) convert any convertible securities into any shares of the common stock of the Group.

8.	The Beneficiaries will also receive a total of 1.5 million warrants for common shares in NMLS Inc. with a strike piece of .05 cents and expire 3 years from the signing of this document.

IN WITNESS WHEREOF, the parties have executed this Letter as of the Date first set forth above.

Joseph Dresner	Milton Dresner

New Media Lottery Services, Inc.	New Media Lottery Services plc

By:	By:

New Media Lottery (International) Services Ltd.	Trafalgar Capital Specialized Investment Fund-FIS

By:	By: